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                                                                    EXHIBIT 12.1

              SIMONDS INDUSTRIES INC. AND CONSOLIDATED SUBSIDIARIES
      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amount in thousands, except ratios)


                                        -----------  -------------------------------------------------------
                                        Predecessor                        Company
                                        -----------  -------------------------------------------------------
                                           5 Months    7 Months                  Year Ended
                                            Ended       Ended     ------------------------------------------
                                           5/26/95     12/30/95    1996        1997        1998        1999
                                        -----------  ----------   ------      ------    ----------    ------
Earnings:
  Pre-tax income from continuing
     operations                           (3,602)      4,731       7,054       8,752       2,321       2,652
  Add fixed charges:
     Interest on indebtedness                650       2,880       4,399       4,963       7,900      10,948
     Portion of rents representative
       of the interest factor                 92         113         203         213         275         305
                                          ------       -----      ------      ------      ------      ------
Income as adjusted                        (2,860)      7,724      11,656      13,928      10,496      13,905

Fixed charges:
  Interest on indebtedness                   650       2,880       4,399       4,963       7,900      10,948
  Capitalized interest
  Portion of rents representative
    of the interest factor                    92         113         203         213         275         305
                                          ------       -----      ------      ------      ------      ------
  Total Fixed Charges                        742       2,993       4,602       5,176       8,175      11,253

Ratio of earnings to fixed charges           N/A         2.6         2.5         2.7         1.3         1.2
                                          ======       =====      ======      ======      ======      ======


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